United States
Securities and Exchange Commission
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

September 8, 2010 (September 7, 2010)	0-7928
Date of Report (Date of earliest event reported)	Commission File Number

(Exact name of registrant as specified in its charter)

Delaware	11-2139466
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

68 South Service Road, Suite 230 Melville, New York 11747
(Address of Principal Executive Offices) (Zip Code)

(631) 962-7000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01              Entry into a Material Definitive Agreement.

Comtech Telecommunications Corp. (the “Company” or “Comtech”) and CPI International, Inc. (“CPI) entered into a Termination and Release Agreement, effective as of September 7, 2010, by which the Company and CPI terminated the Agreement and Plan of Merger, dated May 8, 2010, among Comtech, Angels Acquisition Corp., a wholly owned subsidiary of Comtech, and CPI (the “Merger Agreement”).  As part of the termination, Comtech has received a termination fee of $15.0 million from CPI, and Comtech and CPI exchanged mutual general releases.

By letter dated July 22, 2010, the board of directors of CPI had notified the Company that it intended to make a Board Recommendation Change, as that term is defined in the Merger Agreement, due to (i) Comtech’s announcement on July 21, 2010 that Comtech was not selected as the program manager and vendor for the Force XXI Battle Command Brigade and Below, Blue Force Tracking 2 (FBCB2-BFT-2) program and (ii) the subsequent decline in Comtech’s stock price.  Discussions ensued between the Company and CPI.

On July 26, 2010, Comtech reiterated and reaffirmed its desire to consummate the merger and proposed in writing to the CPI board of directors to offer $16.40 per share of CPI common stock. The per share amount of $16.40 was equivalent to the total merger consideration of cash and Comtech common stock at the time the Merger Agreement was executed on May 8, 2010, except that under Comtech’s July 26th proposal, 100% of the merger consideration would be in the form of cash rather than a combination of cash and Comtech common stock.

The companies were unable to reach agreement and jointly agreed to terminate the transaction on the basis provided for in the Termination and Release Agreement.

The foregoing summary of the Termination and Release Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and is qualified in its entirety by, the Termination and Release Agreement, which is Exhibit 10.1 hereto.

Item 9.01              Financial Statements and Exhibits.

(d) Exhibits.

The following exhibit is filed herewith:

Exhibit Number	Description
10.1	Termination and Release Agreement among Comtech Telecommunications Corp., Angels Acquisition Corp. and CPI International dated as of September 7, 2010.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, Comtech Telecommunications Corp. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMTECH TELECOMMUNICATIONS CORP.

Dated: September 8, 2010

By:	/s/ Michael D. Porcelain
Name: Michael D. Porcelain
Title: Senior Vice President and
Chief Financial Officer